Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in the Registration Statements (No. 333-129642, No. 333-133431, No. 333-141862 and No. 333-145339) on Form S-3 of Goodrich Petroleum Corporation of information relating to Goodrich Petroleum Corporation’s estimated proved reserves as set forth under the captions “Part I, Item 1 and 2. Business and Properties – Oil and Natural Gas Reserves” in Goodrich Petroleum Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007.

Netherland Sewell & Associates, Inc.

/s/ J. Carter Henson, Jr.

Senior Vice President

Houston, Texas

March 13, 2008